CSK AUTO CORPORATION

OUTSIDE DIRECTOR COMPENSATION POLICY

A. Annual Stipend – Fixed Fee.

(i) Amount and Form of Payment. Non-employee (“outside”) directors of CSK Auto Corporation (the “Company”) shall be paid an annual cash stipend in the amount of fifty thousand dollars ($50,000) (the “Fixed Fee’). Unless the director is first appointed to the Board via election at the Company’s annual meeting of stockholders, the Fixed Fee for the first year of service until the first annual meeting of stockholders following the director’s appointment to the Board shall be adjusted pro rata for the period from the date of the outside director’s appointment to the Board to the next annual meeting of the Company’s stockholders.1

(ii) Vesting. The Fixed Fee shall be paid as follows:

1. If the period between the outside director’s election to the Board and the next annual meeting of stockholders is six months or less, payment shall be made in a single installment on the date of the next annual meeting of stockholders.

2. If the period between the outside director’s election (or re-election) to the Board and the next annual meeting of stockholders is longer than six months, payment shall be made in two equal installments on the following dates: (1) on the six month anniversary of the outside director’s election, and (2) on the earlier of (a) the one year anniversary of the outside director’s election (or re-election) or (b) the date of the first annual meeting of stockholders following the director’s election to the Board.

3. Notwithstanding the foregoing, in the case of death or disability of the outside director or a Change in Control (as defined in the Company’s 2004 Stock and Incentive Plan), all unpaid portions of the Fixed Fee shall be paid immediately. Unpaid portions of the Fixed Fee shall not be paid if a director voluntarily resigns from office prior to the scheduled payment date, unless such resignation is in connection with a Change in Control.

B. Equity Grants.

Each outside director will be granted an option to purchase 10,000 shares of Common Stock at the close of business on the date of each annual meeting of stockholders, with an exercise price equal to the fair market value at the close of trading on the grant date. Such options shall vest on the one year anniversary of the grant date. If a director is first appointed to the Board between annual meetings, the options to be awarded for the first partial year of service (until the first annual meeting of stockholders following the director’s appointment to the Board) shall be adjusted pro rata (calculated on the basis of 10,000 shares per annum) for the period from the date of the outside director’s appointment to the Board to the next annual meeting of the Company’s stockholders.

Notwithstanding the foregoing, in the case of death or disability of the outside director or a Change in Control (as defined in the Company’s 2004 Stock and Incentive Plan), all unvested options shall vest immediately. Unvested options shall not vest if a director voluntarily resigns from office prior to the scheduled vesting date (unless such resignation is in connection with a Change of Control).

C. Meeting Fees and Expenses.

Outside directors shall receive a fee of $1,500.00 plus reasonable expenses for each regular Board meeting attended in person or telephonically, and each committee meeting or special Board meeting attended in person that is not held in conjunction with a regular Board meeting.

For each committee meeting or special Board meeting attended telephonically, each outside director shall be paid a fee of $500.00.

Such meeting fees shall be paid and expenses shall be reimbursed at the end of each fiscal quarter.

D. Committee Chair Fees.

The Chair of the Audit Committee of the Board of Directors shall be paid an annual fee of $15,000, and the Chair of each of the Compensation Committee and Nominating & Governance Committee of the Board shall be paid an annual fee of $7,500 (each, a “Chair Fee”). Each Chair Fee shall be paid in the same manner as cash portions of the Fixed Fee as set forth above in A.(ii).

1 For the purposes of this Policy, the date of the next annual meeting of stockholders means, in cases where such date has not yet been set, the anticipated date of the next annual meeting of stockholders.